Exhibit 99.1

             Brooke Corporation Declares Regular Quarterly Dividend

    OVERLAND PARK, Kan., Oct. 26 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO, announced that Brooke Corporation's (Amex: BXX) board of directors declared a $.10 per share quarterly cash dividend on the company's common stock at its October 25, 2004, board meeting. Orr noted that this dividend will be paid on November 22, 2004, to the shareholders of record as of November 8, 2004, with an ex-dividend date of November 4, 2004.

    Orr reminded investors that the total amount of this quarterly regular dividend payment is the same as the regular dividend amounts paid in the previous two quarters. Based on the October 22, 2004, closing stock price of $25.50 per share, the estimated annual yield is approximately 1.57% when calculated using the current regular quarterly dividend rate.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 356 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances currently exceed $168,000,000 and have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. CJD & Associates, LLC is a subsidiary that sells insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchises. Through Bermuda based subsidiaries, underwriting risks are shared by CJD & Associates with insurance companies on selected policies.


    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.


    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE  Brooke Corporation
    -0-                             10/26/2004
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, or larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  DIV